THE INTERGROUP CORPORATION

INSIDER TRADING POLICY

Background

The InterGroup Corporation, its subsidiaries and Portsmouth Square, Inc. ("InterGroup" or the "Company") and its directors, officers and employees must act in a manner that does not misuse material financial or other information that has not been publicly disclosed. Failure to do so breaches our integrity value. Also, insider trading violates laws that impose strict penalties upon both companies and individuals, including both financial sanctions and possibly prison.

Maintaining the confidence of shareholders and the public markets is important. The principle underlying InterGroup's policy is fairness in dealings with other persons, which requires that we do not take personal advantage of undisclosed information to the detriment of others who do not have the information.

Policy

No InterGroup director, officer or employee may trade in InterGroup's securities unless the director, officer or employee is sure that he or she does not possess material inside information. No InterGroup director, officer or employee may disclose such information to others who might use it for trading or might pass it along to others who might trade.

This Policy applies to all directors, officers and employees of InterGroup and each subsidiary, partnership, venture or other business association that is effectively controlled by InterGroup.

The existence of a personal financial emergency does not excuse compliance with this Policy.

See "Additional Guidance".

Definitions

<u>Securities</u> include common stock and derivative securities such as put and call options and convertible debentures or preferred stock, as well as debt securities such as bonds and notes.

<u>Trading</u> includes buying or selling, as well as writing options or transferring to or from any Company benefit plan. It does not include ongoing purchases of InterGroup stock under a savings plan, purchasing stock under an employee option or making a gift that does not satisfy a legal obligation.

<u>Material information</u> is any information that a reasonable investor would consider important in a decision to buy, sell or hold the securities. Any information that could reasonably be expected to affect the price of the securities is likely to be considered material. Examples of material

information include unexpected financial results, proposed major mergers and acquisitions, sale of major assets, changes in dividends, an extraordinary item for accounting purpose, and important business developments such as major raw material shortages or discoveries or major litigation. The information may be positive or negative. The public, the media, and the courts may use hindsight in judging what is material.

Inside means the information has not yet become publicly available. Release of information to the media does not immediately free insiders to trade. Insiders should refrain from trading until the market has had an opportunity to absorb and evaluate the information. If the information has been widely disseminated, it is usually sufficient to wait at least 24 hours after publication.

Additional Guidance

Short sales are prohibited

Short sales of InterGroup securities (a sale of securities which are not then owned), including a "sale against the box" (a sale with delayed delivery) are prohibited.

Standing Orders

Standing orders (except standing orders under approved Rule 10b5-1 plans, see below) should be used only for a very brief period of time. The problem with purchases or sales resulting from standing instructions to a broker is that there is no control over the timing of the transaction. The broker could execute a transaction when you are in possession of material inside information.

Penalties for non-compliance

The following penalties apply under United States Securities and Exchange Commission (SEC) Rule 10b-5, which prohibits trading on material inside information: (1) imprisonment for up to 20 years, (2) criminal fines of up to $5 million, (3) civil penalties of up to 3 times the profits gained or losses avoided, (4) prejudgment interest, and (5) private party damages. In addition to damage to reputation, violation of company policy could result in termination.

10b5-1 Plans

Rule 10b5-1 provides a defense from insider trading liability under SEC Rule 10b-5. To be eligible for this defense, an insider may enter into a "10b5-1 plan" for trading in company stock. If the plan meets the requirements of Rule 10b5-1, company stock may be purchased or sold without regard to certain insider trading restrictions.

To comply with the Company's insider trading policy, a 10b5-1 plan must be approved by the General Counsel or Corporate Secretary and meet the requirements of Rule 10b5-1.

In general, a 10b5-1 plan must be entered into at a time when there is no undisclosed material information. Once the plan is adopted, the insider must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade.

The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party.

Blackout Policy

This Policy prohibits trading in InterGroup securities by officers, directors and certain employees, beginning the end of a fiscal quarter and ending 24 hours after earnings are released.

Who is covered by this Policy?

- Directors, Officers and Assistant Officers of InterGroup
- All individuals reporting directly to the Chief Financial Officer.
- Certain employees in the Controller's group who are involved in the preparation of financial statements (to be determined by the Chief Financial Officer).
- Investor Relations professionals.
- Corporate Communications professionals.
- Anyone in possession of material non-public information.
- Family members living in the same household as anyone covered by this Policy.

What transactions are prohibited during a blackout period?

Open market purchase or sale of Company securities.
Purchase or sale of Company securities through a broker.
Exercise of stock options where all or a portion of the acquired stock is sold during the blackout period.
Switching existing balances into or out of Company benefit plans.

What transactions are allowed during a blackout period?

Exercise of stock options where no Company stock is sold in the market to fund the option exercise.
Regular and matching contributions to a Company stock fund in a benefit plan.
Regular grants of stock pursuant to a Company stock compensation plan or restricted stock unit plan.
Gifts of Company stock, unless you have reason to believe the recipient intends to sell the shares during the current blackout period.
Transfers of Company stock to or from a trust.
Transactions that comply with SEC Rule 10b5-1 pre-arranged written plans. For further information about pre-arranged plans, please contact the Company's Corporate Counsel.

In addition to the standard end-of-quarter blackout periods, the Company may, from time to time, impose other blackout periods upon notice to those persons who are affected.

Employees not otherwise subject to the blackout periods are encouraged to refrain from trading InterGroup securities during blackout periods to avoid the appearance of improper trading.

Pre-Clearance of Stock Transactions

InterGroup Directors, Officers and Assistant Officers are obligated to pre-clear transactions in Company securities. These transactions include all transactions noted above as being prohibited during a black-out period, as well as gifts and any stock option exercise.

Who authorizes the clearance?

General Counsel
Corporate Secretary
Other attorneys designated by the General Counsel or the Corporate Secretary

In addition, other employees are encouraged to discuss any transaction involving Company securities to make sure there is no pending material event that could create an appearance of improper trading.

Section 16 Reports

Some officers and all InterGroup's directors are obligated to file Section 16 reports when they engage in transactions in Company securities. Although InterGroup's Corporate Counsel will assist reporting persons in preparing and filing the required reports, the reporting persons retain responsibility for the reports.

Who is obligated to file Section 16 reports?

InterGroup directors
InterGroup officers designated as "executive officers" for SEC reporting purposes by the Board of Directors.

Company Policy requires all officers and directors who are required to file Section 16 reports to preclear trades in InterGroup securities with designated counsel. Pre-clearance advice generally is good for two days, unless you come into contact with material inside information during that time.

Form 144 Reports

InterGroup directors and certain Company officers designated by the Board of Directors may be required to file Form 144 before making an open market sale of InterGroup securities. Form 144 notifies the Securities and Exchange Commission of your intent to sell Company securities. This form is generally prepared and filed by your broker and is in addition to the Section 16 reports filed on your behalf by the Company's Corporate Counsel.

ACKNOWLEDGEMENT

The undersigned hereby acknowledges receipt of The InterGroup Corporation's Insider Trading Policy and certifies that he or she has read, understands and agrees to comply with the Company's Insider Trading Policy.

Date: ____________________

Signed: _______________________

Name: ________________________

Title: ________________________